For Immediate Release

Contact:

Dennis Craven (Company) Jerry Daly or Carol McCune

Chief Financial Officer Daly Gray (Media)

(561) 227-1302 (703) 435-6293

Innkeepers USA Acquires Sheraton in Rockville, Md. from Starwood;

Hotel Scheduled to Open in October 2006

PALM BEACH, Fla., August 7, 2006--Innkeepers USA Trust (NYSE: KPA), a hotel real estate investment trust (REIT) and a leading owner of upscale properties throughout the United States, today announced that it has entered into an agreement to acquire the 155-room Sheraton Rockville in Maryland from Starwood Hotels & Resorts Worldwide, Inc. (NYSE: HOT) for $23.3 million, or $150,000 per key, in a deal negotiated directly with Starwood. The hotel is under construction and is expected to open in October 2006. The acquisition will be funded with borrowings under the company's unsecured line of credit, and the hotel will fly the Sheraton flag under a long-term franchise agreement.

Innkeepers Hospitality Management, which is owned by Jeffrey H. Fisher, chief executive officer of Innkeepers USA Trust, will manage the hotel under a long-term management agreement. The acquisition, which is expected to close in the 2006 fourth quarter, is subject to a number of customary contractual closing conditions.

"The Sheraton Rockville is our first acquisition from Starwood, one of the world's most respected hotel companies, and we look forward to building on that relationship in what we hope to be many strategic acquisitions or developments with the Starwood family of brands," said Jeffrey H. Fisher, Innkeepers chief executive officer and president. "As the only Starwood-

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branded hotel in the immediate market, the hotel will be well suited to meet the demands of the tenants of the more than 12 million square feet of office and research space within a three-mile radius of the hotel."

Situated 5.5 miles north of Washington, D.C.'s Capital Beltway in Rockville, Md., the five-story hotel is located in the master-planned, mixed-use development of King Farm, an award-winning community.

"This is a strong lodging market, where half the current supply is more than 10 years old, which we believe will give us an added competitive advantage," Fisher added. "Additionally, we expect the hotel to capitalize on the continuing expansion of Irvington Center office park, also part of King Farm, where 3,200 residential units, 12,000 square feet of retail, 920,000 square feet of Class A office space are already constructed and a total of 1.7 million square feet will be built."

With 103 king rooms and 52 double rooms, the property features a 45-seat, three-meal restaurant; three 500-square-foot meeting rooms; indoor pool; and health club. Each guest room will feature the Sheraton Sweet Sleeper(SM) Bed, known for its comfort with its plush top mattress, down pillows, crisp sheets and plump duvets. The hotel also features a Sheraton Club Floor level, which will offer a private, comfortable setting with upgraded amenities and personalized concierge services for the busy executive.

Sheraton, the largest brand of Starwood Hotels & Resorts Worldwide, Inc. (NYSE:HOT) has more than 394 hotels in 65 countries. Starwood Hotels & Resorts Worldwide, Inc. is one of

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the leading hotel and leisure companies in the world with more than 850 properties in more than 95 countries and 145,000 employees at its owned and managed properties. Starwood is a fully integrated owner, operator and franchisor of hotels and resorts with the following internationally renowned brands: St. Regis, The Luxury Collection, Sheraton, Westin, Four Points by Sheraton, W, Le Meridien and the recently announced aloft, as well as Starwood Vacation Ownership, Inc., one of the premier developers and operators of high quality vacation interval ownership resorts. For more information, please visit www.starwoodhotels.com.

Innkeepers USA Trust owns 70 hotels with a total of 8,818 suites or rooms in 20 states and Washington, D.C., and focuses on acquiring or developing premium-branded upscale extended-stay and select-service hotels, the core of the company's portfolio; selected full-service hotels; and turn-around opportunities for hotels that operate under or can be converted to the industry's leading brands. For more information about Innkeepers USA Trust, visit the company's web site at www.innkeepersusa.com.

This press release, and other publicly available information on the Company, includes forward looking statements within the meaning of federal securities law. These statements include terms such as "should", "may", "believe" and "estimate", or assumptions, estimates or forecasts about future hotel and Company performance and results, and the Company's future need for capital. Such statements should not be relied on because they involve risks that could cause actual results to differ materially from the Company's expectations when such statements are made. Some of these risks are set forth in reports filed from time to time with the SEC and include, without limitation, (i) the operational risks of the hotel business (including decreasing hotel revenues and increasing hotel expenses), (ii) risks that war, terrorism or similar activities, widespread health alerts, disruption in oil imports or higher oil prices, or changes in domestic or international political environments negatively affect the travel industry and the company, (iii) risk of declines in the performance and prospects of businesses and industries (e.g., technology, automotive, aerospace, pharmaceuticals) that are important hotel demand generators in the company's key markets (e.g., the Silicon Valley, CA, Northern NJ, Washington,

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DC, etc.), (iv) risk that poor, declining and/or uncertain international, national, regional and/or local economic conditions will, among other things, negatively affect demand for the company's hotel rooms and the availability and terms of financing, (v) risk that the company's ability to maintain its properties in competitive condition becomes prohibitively expensive, (vi) risk that pricing in the hotel acquisition market becomes prohibitively expensive or non-financeable and that potential acquisitions or developments do not perform in accordance with expectations, (vii) risk that the Company may invest in hotels of a size or nature (e.g., upscale full service or resort) different than those it has focused on historically (e.g., upscale extended-stay, and mid-scale limited service); (viii) risks related to an increasing focus on development, including permitting risks, increasing the proportion of Company assets not producing revenue at a given time and risks that projects cost more, take longer to complete or do not perform as anticipated; (ix) changes in travel patterns or the prevailing means of commerce (i.e., e-commerce) may reduce demand for hotels in general or the Company's hotels in particular, (x) the complex tax rules that the company must satisfy to qualify as a REIT and the potentially severe consequences of failing to satisfy such requirements, and (xi) governmental regulation that may increase the company's cost of doing business or otherwise negatively effect its business or its attractiveness as an investment and create risk of liability for non-compliance (e.g., changes in laws affecting wages, taxes or dividends, compliance with building codes, compliance with the Americans with Disabilities Act, workers compensation law changes, the Sarbanes-Oxley law, etc.). The Company undertakes no obligation to update any forward looking statement to reflect actual results, changes in the Company's expectation, or for any other reason.